As filed with the Securities and Exchange Commission on December 8, 2004
Registration No. 333-119431

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELECOMMUNICATION SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Maryland	52-1526369
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

275 West Street

Annapolis, Maryland 21401
(410) 263-7616
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Maurice B. Tosé

President, Chief Executive Officer and Chairman of the Board
TeleCommunication Systems, Inc.
275 West Street
Annapolis, Maryland 21401
(410) 263-7616
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies To:

Wm. David Chalk, Esq.
Piper Rudnick LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600
410-580-4120

     Approximate Date of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting under said Section 8(a), may determine.

TeleCommunication Systems, Inc.

2,500,000 Shares of Class A Common Stock

     This prospectus relates to the public offering, from time to time, of up to an aggregate of 2,500,000 shares of Class A common stock, par value $.01 per share, of TeleCommunication Systems, Inc. by selling shareholders who acquired their shares in the private placement of our Class A common Stock that was consummated on August 31, 2004. We will not receive any of the proceeds from the sale of these shares.

     Our Class A common stock is traded on the Nasdaq National Market under the symbol “TSYS.” On November 29, 2004 the closing price of one share of our Class A common stock was $3.08.

      Investing in our Class A common stock involves risks. See “Risk Factors Affecting Our Business and Future Results” beginning on Page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2004

SUMMARY

      This summary highlights information about TeleCommunication Systems, Inc. Because this is a summary, it may not contain all the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully.

TeleCommunication Systems, Inc.

      TeleCommunication Systems, Inc. applies highly reliable wireless data communications technology to solutions for customers. Prior to the January 2004 acquisition of the Enterprise Mobility Solutions business unit (the “EMS business unit”) of Aether Systems, Inc. (“Aether”), we managed our business in three operating segments: Network Software, Service Bureau and Network Solutions. Subsequent to the acquisition, we realigned our operating segments to better manage the businesses we now operate. Our operating segments now include (i) our Wireless Carrier segment, which consists principally of the previous Network Software and Service Bureau segments, (ii) our Government segment, which consists principally of the previous Network Solutions segment, and (iii) our Enterprise segment, which comprises the operations we acquired from Aether Systems, Inc. The following description of our business summarizes our operations after the realignment of our segments in January 2004, unless the information relates specifically to historical information, in which case the description presents our segments prior to January 2004.

      Wireless Carrier Segment: Our carrier software system products enable wireless carriers to deliver short text messages, location information, internet content, alerts and privacy information and other enhanced communication services to and from wireless phones. We earn Wireless Carrier segment revenue through the sale of licenses, deployment and customization fees and maintenance fees. Pricing is generally based on the volume of capacity bought from us by the carrier. In 1996, we entered into a development agreement with Lucent Technologies to develop and co-own Short Message Service Center application software for wireless carrier customers, and we have subsequently developed proprietary carrier software applications. As of June 30, 2004, we had deployed 80 software systems for our customers in wireless carrier networks around the world, including those of Verizon Wireless, Vodafone, T-Mobile, Telefonica, Alltel, and the “3”-brand third generation networks of Hutchison Whampoa.

      As a service bureau we allow customers to acquire use of our software functionality through network connections to and from our facilities, paying us monthly based on service coverage volume, generally measured by number of subscribers, cell sites, or call center circuits, or by message volume. We provide enhanced 9-1-1 (“E9-1-1”) services and hosted inter-carrier text message distribution services on a service bureau basis via our carrier-grade network operations centers. As of June 30, 2004, our wireless E9-1-1 service was used by 26 U.S. carrier networks.

      During 2003 we received TL 9000 certification of our service bureau network operating center. TL 9000 is the telecommunication industry’s quality system standard that expands the requirements of the International Standards Organization’s (“ISO”) 9000 quality management standard in use by industries worldwide. The TL 9000 standard was developed and is administered by the Quality Excellence for Suppliers of Telecommunications (“QuEST”) Forum. In 2002, we received ISO 9001 certification through an audit by an independent third party in accordance with the standard, verifying that we have an effective, documented quality management system in place for both our Wireless Carrier and our Government segments.

      Government Segment: We design, furnish, install and operate wireless and data network communication systems, including our SwiftLink® compact deployable systems, and high speed, satellite, internet protocol solutions. We also own and operate VSAT teleport facilities. Since our founding in 1987 we have provided communication systems integration, information technology services, and software solutions to the U.S. Department of Defense and other government customers. More than 500 of our SwiftLink® deployable communication systems are in use for security, defense, and law enforcement around the world.

      Enterprise Segment: As described above, effective January 1, 2004 we acquired the EMS business unit. This business segment now serves approximately 1,200 large enterprise customers and 60,000 wireless data subscribers. Using its proprietary FusionTM behind-the-enterprise-firewall platform uniting messaging, syn-

chronization and web technologies, the segment’s flagship 20/20 DeliveryTM application provides package and vehicle tracking, productivity tools, and the ability to capture digital signatures for proof of delivery to a growing installed base of logistics customers. As a leading reseller of Research in Motion’s BlackberryTM devices and service and as provider of real-time financial market data to wireless device users, this segment also generates recurring revenue under annual subscriber contracts.

      We continue to protect our intellectual property rights, and currently have eleven U.S. patents regarding wireless messaging and location applications, and over 70 U.S. patent applications pending.

General

      We are a Maryland corporation founded in 1987. Our headquarters are located at 275 West Street, Annapolis, Maryland 21401. Our telephone number is (410) 263-7616 and our Web site address is www.telecomsys.com. The information contained on our Web site does not constitute part of this prospectus. The terms “TCS”, “we”, “us” and “our” as used in this prospectus refer to TeleCommunication Systems, Inc. and its subsidiaries as a combined entity, except where it is made clear that such terms mean only TeleCommunication Systems, Inc.

      Swiftlink®, 20/20 DeliveryTM and FusionTM are trademarks or service marks of TeleCommunication Systems, Inc. or our subsidiaries. This prospectus also contains references to trademarks and service marks that do not belong to us.

RISK FACTORS AFFECTING OUR BUSINESS AND FUTURE RESULTS

      You should consider carefully each of the following risks and all of the other information in this prospectus and the documents we incorporate by reference before investing in our Class A common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to Our Business

We have a history of losses and can offer no assurance that we will maintain our recent profitability.

      We have incurred annual net losses for the past five years. We incurred net losses of $13.5 million, $17.8 million and $89.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. As of December 31, 2003, we had an accumulated deficit of $131.3 million. We have never declared or paid cash dividends on our Class A common stock and do not currently anticipate paying any cash dividends on our Class A common stock in the foreseeable future. We expect to incur significant expenses in the near term, especially due to product development, sales and marketing and administrative expenses. Therefore, we will need to generate significant additional revenue and control costs to achieve and sustain profitability on a quarterly or annual basis. If we are not able to increase revenue or control costs, our operating results and profitability could be adversely affected.

Our stock price, like that of many technology companies, has been and may continue to be volatile.

      We expect that the market price of our Class A common stock will continue to be volatile. We are involved in a highly visible, rapidly changing industry and stock prices in our industry and similar industries have risen and fallen in response to a variety of factors, including:

•	announcements of new wireless data communications technologies and new providers of wireless data communications;

•	acquisitions of, or strategic alliances among, providers of wireless data communications;

•	changes in recommendations by securities analysts regarding the results or prospects of providers of wireless data communications;

•	changes in investor perceptions of the acceptance or profitability of wireless data communications; and

•	other global economic uncertainties.

If wireless carriers do not continue to provide additional products and services to their subscribers, our business could be harmed.

      If wireless carriers limit their product and service offerings or do not purchase additional products containing our applications, our business will be harmed. Wireless carriers face implementation and support challenges in introducing Internet-based services via wireless devices, which may slow the rate of adoption or implementation of our products and services. Historically, wireless carriers have been relatively slow to implement complex new services such as Internet-based services. Our future success depends upon a continued increase in the use of wireless devices to access the Internet and upon the continued development of wireless devices as a medium for the delivery of network-based content and services. We have no control over the pace at which wireless carriers implement these new services. The failure of wireless carriers to introduce and support services utilizing our products in a timely and effective manner could reduce sales of our products and services and seriously harm our business.

We may fail to support our anticipated growth in operations which could reduce demand for our services and materially adversely affect our revenue.

      Our business strategy is based on the assumption that the number of customers, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and adaptation of our systems operations requires substantial financial, operational and management resources. Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless data services as we experience rapid growth could significantly reduce demand for our services and materially adversely affect our revenue.

We could incur substantial costs from product liability claims relating to our software.

      Our agreements with customers may require us to indemnify customers for our own acts of negligence and non-performance. Product liability and other forms of insurance are expensive and may not be available in the future. We cannot be sure that we will be able to maintain or obtain insurance coverage at acceptable costs or in sufficient amounts or that our insurer may not disclaim coverage as to a future claim. A product liability or similar claim may adversely affect our business, operating results or financial condition.

Our operating results could be adversely affected by any interruption of our data delivery services or system failure.

      Our E9-1-1, market data, enterprise mobility and mobile asset delivery and logistics operations depend on our ability to maintain our computer and telecommunications equipment and systems in effective working order, and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure, sabotage, unauthorized access to our system or similar events. Although all of our mission-critical systems and equipment are designed with built-in redundancy and security, any unanticipated interruption or delay in our operations could have a material adverse effect on our business, financial condition and results of operations.

      Furthermore, any addition or expansion of our facilities to increase capacity could increase our exposure to natural or other disasters. Our property and business interruption insurance may not be adequate to compensate us for any losses that may occur in the event of a system failure or a breach of security. Furthermore, insurance may not be available to us at all or, if available, may not be available to us on commercially reasonable terms.

Because we rely on a few key customers, our revenue may decline if we fail to retain those customers.

      To date, the largest customers for our product and service offerings in terms of revenue generated have been Lucent, Verizon Wireless, and the U.S. government. For the six months ended June 30, 2004 and the year ended December 31, 2003, two customers each individually accounted for 10% or more of our total revenue: Verizon Wireless and various U.S. government agencies. For the year ended December 31, 2002, two customers each individually accounted for 10% or more of our total revenue: Verizon Wireless and various U.S. government agencies. For the year ended December 31, 2001, two customers each individually accounted for 10% or more of total revenue: Lucent Technologies and various U.S. Government agencies. We expect to generate a significant portion of our total revenue from these customers for the foreseeable future. For the year ended December 31, 2003, the largest customers for our Service Bureau segment were Verizon Wireless, US Cellular and Cingular, the largest customers for our Network Solutions segment were various U.S. government agencies, the largest customers for our Network Software segment were Verizon and Hutchison 3G. The existing largest customers for our Enterprise segment in 2003, prior to our acquisition of that unit from Aether, were Merrill Lynch, Goldman Sachs, Bank of America, Office Depot and Corporate Express, and we expect the majority of these customers to carry on as customers of our Enterprise segment in 2004. To date, the attrition rate for Enterprise segment customers has been approximately 10% due to technology changes, but we have not experienced any unanticipated customer attrition in the segment. Our growth depends on maintaining relationships with these important customers and on developing other customers and distribution channels. The loss of any of the customers discussed in this paragraph would have a material adverse impact on our business.

Because our business may not generate sufficient cash to fund operations, we may not be able to continue to grow our business if we are unable to obtain additional capital when needed.

      We believe that our cash and cash equivalents, and the funds anticipated to be generated from operations will be sufficient to finance our operations for at least the next twelve months. Although, we currently believe that we have sufficient capital resources to meet our anticipated working capital and capital expenditures requirements beyond the next twelve months, unanticipated events and opportunities may make it necessary for us to return to the public markets or establish new credit facilities or raise capital in private transactions in order to meet our capital requirements. We cannot assure you that we will be able to raise additional capital in the future on terms acceptable to us, or at all.

Variations in quarterly operating results due to factors such as changes in demand for our products and changes in our mix of revenues may cause our Class A common stock price to decline.

      We expect our quarterly operating results to fluctuate. For example, our Network Solutions segment revenue in 2002 and 2003 has been higher in the second half of the year. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our Class A common stock. Our quarterly revenues, expenses and operating results could vary significantly from quarter-to-quarter. If our operating results in future quarters fall below the expectations of market analysts and investors, the market price of our stock will fall.

Because our product offerings are sold internationally, we are subject to risks of conducting business in foreign countries.

      Wireless carriers in Hong Kong, the United Kingdom, Italy, Austria, Sweden, Australia, New Zealand, Egypt, Romania and five countries in Central and South America have purchased our Network Software products. In addition, a significant portion of the revenue historically generated by the Enterprise Business has typically been generated outside the United States. We believe our revenue will be increasingly dependent on business in foreign countries, and we will be subject to the social, political and economic risks of conducting business in foreign countries, including:

•	inability to adapt our products and services to local business practices, customs and mobile user preferences;

•	costs of adapting our product and service offerings for foreign markets;

•	inability to locate qualified local employees, partners and suppliers;

•	reduced protection of intellectual property rights;

•	the potential burdens of complying with a variety of U.S. and foreign laws, trade standards and regulatory requirements, including the regulation of wireless communications and the Internet and uncertainty regarding liability for information retrieved and replicated in foreign countries;

•	general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relations; and

•	unpredictable fluctuations in currency exchange rates.

      Any of the foregoing risks could have a material adverse effect on our business by diverting time and money toward addressing them or by reducing or eliminating sales in such foreign countries.

We derive a significant portion of our revenue from sales to various agencies of the U.S. government which has special rights unlike other customers and exposes us to additional risks that could have a material adverse effect on our business, financial condition and operating results.

      Sales to various agencies of the U.S. government accounted for approximately 16% and 32% of our total revenue for the six months ended June 30, 2004 and the fiscal year ended December 31, 2003, respectively, all of which was attributable to our Network Solutions segment. Our ability to earn revenue from sales to the U.S. government can be affected by numerous factors outside of our control including:

•	The U.S. government may terminate the contracts it has with us. All of the contracts we have with the U.S. government are, by their terms, subject to termination by the U.S. government either for its convenience or in the event of a default by us. In the event of termination of a contract by the U.S. government, we may have little or no recourse.

•	Our contracts with the U.S. government may be terminated due to Congress failing to appropriate funds. Our U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. Any failure by Congress to appropriate funds to any program that we participate in could materially delay or terminate the program and have a material adverse effect on our business.

•	We are subject to procurement and other related laws and regulations which carry significant penalties for non-compliance. We are subject to extensive and complex U.S. government procurement laws and regulations. Failure to comply with these laws and regulations and with laws governing the export of controlled products and commodities, and any significant violations of any other federal law, could subject us to potential contract termination, civil and criminal penalties, and under certain circumstances, suspension and debarment from future U.S. government contracts.

      Additionally, the U.S. government may audit and review our costs and performance on their contracts, as well as our accounting and general practices. The costs and prices under these contracts may be subject to adjustment based upon the results of any audits. Future audits may harm our business.

We may no longer be able to bid for corporate contracts as a minority-owned business enterprise.

      From 1989 until June 1998, we participated as a minority-owned business enterprise in the Section 8(a) Business Development Program under the U.S. Small Business Act. We currently continue to perform some federal government contracts awarded to us prior to June 1998. If corporate enterprises no longer consider us a minority-owned business, it may be more difficult for us to compete and our business could be harmed. Additionally, Maurice B. Tosé, our President, Chief Executive Officer and Chairman of the Board, could, without seeking anyone else’s approval, transfer voting control of our Class A common stock to a third party. Such a transfer could also cause us to lose our status as a minority-owned business among corporate enterprises.

Because several of our competitors have significantly greater resources than us, we could lose customers and market share.

      Our business is highly competitive. Several of our competitors are substantially larger than we are and have greater financial, technical and marketing resources than we do. In particular, larger competitors have certain advantages over us which could cause us to lose customers and impede our ability to attract new customers, including: larger bases of financial, technical, marketing, personnel and other resources; more established relationships with wireless carriers; more funds to deploy products and services; and the ability to lower prices of competitive products and services because they are selling larger volumes.

      The widespread adoption of open industry standards such as the Wireless Access Protocol specifications may make it easier for new market entrants and existing competitors to introduce products that compete with our software products. Because our Wireless Carrier segment is part of an emerging market, we cannot identify or predict which new competitors may enter the mobile location services industry in the future. With time and capital, it would be possible for competitors to replicate any of our products and service offerings or develop alternative products. Additionally, the wireless communications industry continues to experience significant consolidation which may make it more difficult for smaller companies, like us, us to compete. Our competitors include application developers, telecommunications equipment vendors, location determination technology vendors and information technology consultants, and may include traditional Internet portals and

Internet infrastructure software companies. We expect that we will compete primarily on the basis of price, time to market, functionality, quality and breadth of product and service offerings.

      The EMS business unit has developed software using standard industry development tools. Many of its agreements with wireless carriers, wireless handheld device manufacturers and data providers are non-exclusive. Competitors could develop and use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services.

      These competitors could include wireless network carriers, mobile and/or wireless software companies, wireless data services providers and wireless systems integrators and database vendors. As discussed above, many of our potential competitors have significantly greater resources than we do. Furthermore, competitors may develop a different approach to marketing the services we provide in which subscribers may not be required to pay for the information provided by our services. Competition could reduce our market share or force us to lower prices to unprofitable levels.

The loss of key personnel or any inability to attract and retain additional personnel could harm our business.

      Our future success will depend in large part on our ability to hire and retain a sufficient number of qualified personnel, particularly in sales and marketing and research and development. If we are unable to do so, our business would be harmed. Our future success also depends upon the continued service of our executive officers and other key sales, engineering and technical staff. The loss of the services of our executive officers and other key personnel would harm our operations. We maintain key person life insurance on certain of our executive officers. We would be harmed if one or more of our officers or key employees decided to join a competitor or if we fail to attract qualified personnel. Our ability to attract qualified personnel may be adversely affected by a decline in the price of our Class A common stock. In the event of a decline in the price of our Class A common stock, the retention value of stock options will decline and our employees may choose not to remain with us, which could harm our business.

Because our operating results are subject to significant fluctuations, we may not meet expectations of investors and the market price of our Class A common stock may decline.

      Our quarterly revenue and operating results are difficult to predict and are likely to fluctuate from quarter-to-quarter. For example, we generally derive a significant portion of our Wireless Carrier license revenue from initial license fees. The initial license fees that we receive in a particular quarter may vary significantly. As these projects begin and end, quarterly results may vary. As a result, in some future periods, our results of operations may be below the expectations of analysts and investors which could cause the market price of our Class A common stock to decline. Additional factors that have either caused our results to fluctuate in the past or that are likely to affect it in the future include:

•	changes in our relationships with Lucent, the U.S. government or other customers;

•	timing of introduction of new products and services;

•	changes in pricing policies and product offerings by us or our competitors;

•	costs associated with advertising, marketing and promotional efforts to acquire new customers;

•	capital expenditures and other costs and expenses related to improving our business, expanding operations and adapting to new technologies and changes in consumer preferences; and

•	our lengthy and unpredictable sales cycle.

Risks Related to Our Recent Acquisitions

Our purchase of Kivera, the EMS business unit and any future acquisitions of companies or technologies could prove difficult to integrate, disrupt our business, dilute stockholder value or adversely affect operating results or the market price of our Class A common stock.

      On September 20, 2004, we purchased the assets of Kivera and in January 2004, we purchased the EMS business unit and in the future, we may acquire or make investments in other companies, services and technologies. If we fail to properly evaluate and execute acquisitions and investments, our business and prospects may be seriously harmed. To successfully complete an acquisition, we must:

•	properly evaluate the technology;

•	accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses;

•	integrate and retain personnel;

•	combine potentially different corporate cultures; and

•	effectively integrate products and services, and research and development, sales and marketing and support operations.

      If we fail to do any of these, we may suffer losses, our management may be distracted from day-to-day operations and the market price of our Class A common stock may be materially adversely affected. In addition, if we consummate future acquisitions using our equity securities or convertible debt, existing stockholders may be diluted which could have a material adverse effect on the market price of our Class A common stock.

Our recent acquisitions and strategic alliances may not deliver the value we paid or will pay for them and may result in excessive expenses if we do not successfully integrate them, or if the costs and management resources we expend in connection with the integrations exceed our expectations.

      We expect that our recent purchase of Kivera, our Enterprise segment and any acquisitions, strategic alliances or investments we may pursue in the future will have a continuing, significant impact on our business, financial condition and operating results. The value of the companies or assets that we acquire or invest in may be less than the amount we paid if there is a decline of their position in the respective markets they serve or a decline in general of the markets they serve.

      Our financial results may be adversely affected if:

•	we fail to assimilate the acquired assets with our pre-existing business;

•	we lose any of our key employees as a result of the acquisitions;

•	our management’s attention is diverted by other business concerns; or

•	we assume unanticipated liabilities related to the acquired assets.

      In addition, the companies and business units we have acquired or invested in or may acquire or invest in are subject to each of the business risks we describe in this section, and if they incur any of these risks the businesses may not be as valuable as the amount we paid. Further, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring or investing in these companies.

One of the suppliers of wireless services to our Enterprise Segment has been sued for patent infringement which raises uncertainty regarding its ability to continue to supply us with these services.

      Research In Motion Limited (“RIM”), which supplies our Enterprise Segment with hardware and wireless services that are in turn packaged with other services and resold, is engaged in legal proceedings with NTP Inc. which alleges that certain RIM products infringed on patents held by NTP Inc. This creates uncertainty regarding RIM’s ability to continue to supply our Enterprise Segment with services. RIM’s inability to supply services to our Enterprise Segment could cause a loss of revenue and increase our net losses. RIM is the only producer of the aforementioned hardware and wireless services, and, in the unlikely event that RIM is prohibited from supplying our Enterprise segment in the United States or elsewhere as a result of the litigation or otherwise, we would be unable to operate the business of our Enterprise segment as it is currently conducted.

An interruption in the supply of products and services that we obtain from third parties could cause a decline in sales of the services from the newly acquired our Enterprise segment, and products we purchase to avoid shortages may become obsolete before we can use them.

      In designing, developing and supporting the wireless data services of our Enterprise segment, we rely on wireless carriers, wireless handheld device manufacturers, content providers, software providers and companies that manage some of our other services such as our internal IT operations and customer care services. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance our current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In addition, we rely on the ability of our content providers — including Reuters, the New York Stock Exchange, Inc., the Chicago Board of Trade, the Nasdaq Stock Market, Inc. and the Options Price Reporting Authority — to continue to provide us with uninterrupted access to the news and financial information we provide to our customers. The failure of third parties to meet these criteria, or their refusal or failure to deliver the information for whatever reason, could materially harm our business.

Industry Risks

Because the wireless data industry is a new and rapidly evolving market, our product and service offerings could become obsolete unless we respond effectively and on a timely basis to rapid technological changes.

      The successful execution of our business strategy is contingent upon wireless network operators launching and maintaining mobile location services, our ability to create new network software and mobile asset products and adapt our existing network software products to rapidly changing technologies, industry standards and customer needs. As a result of the complexities inherent in our product offerings, new technologies may require long development and testing periods. Additionally, new products may not achieve market acceptance or our competitors could develop alternative technologies that gain broader market acceptance than our products. If we are unable to develop and introduce technologically advanced products that respond to evolving industry standards and customer needs, or if we are unable to complete the development and introduction of these products on a timely and cost effective basis, our business will suffer.

      New laws and regulations that impact our industry could increase costs or reduce opportunities to earn revenue. The wireless carriers that use our product and service offerings are subject to regulation by domestic, and in some cases, foreign, governmental and other agencies. Regulations that affect them could increase our costs or reduce our ability to sell our products and services. In addition, there are an increasing number of laws and regulations pertaining to wireless telephones and the Internet under consideration in the United States and elsewhere.

      The applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, taxation, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may have a material adverse effect on our business, results of operations and financial condition. Additionally, modifications to our business plans or operations to comply with changing regulations or certain actions taken by regulatory authorities might increase our costs of providing our product and service offerings and materially adversely effect our financial condition.

Concerns about personal privacy and commercial solicitation may limit the growth of mobile location services and reduce demand for our products and services.

      In order for mobile location products and services to function properly, wireless carriers must locate their subscribers and store information on each subscriber’s location. Although data regarding the location of the wireless user resides only on the wireless carrier’s systems, users may not feel comfortable with the idea that the wireless carrier knows and can track their location. Carriers will need to obtain subscribers’ permission to gather and use the subscribers’ personal information, or they may not be able to provide customized mobile location services which those subscribers might otherwise desire. If subscribers view mobile location services as an annoyance or a threat to their privacy, that could reduce demand for our products and services and have an adverse effect on prospective sales.

Because many providers are not in compliance with current regulatory mandates and because our industry is undergoing rapid technological and regulatory change, our future performance is uncertain.

      The Federal Communication Commission, or FCC, has mandated that certain location information be provided to operators when they receive an E9-1-1 call. Phase I of the FCC’s 9-1-1 mandate required providers to be able to locate wireless E9-1-1 callers within their originating cell sector site and report their callback number by April 1998. Phase II of the FCC mandate required providers to be able to pinpoint the location of all E9-1-1 callers within 125 meters in 67% of all cases by October 1, 2001. Although both the Phase I and Phase II deadlines have passed, many providers are not currently in compliance with either phase of the FCC’s mandate. Even so, we believe that many public safety jurisdictions are continuing to deploy Phase I technology and when available, we believe they will deploy Phase II technology.

      Carriers’ obligations to provide Phase I and Phase II services are subject to request by public safety organizations. Due to complex regulatory, funding and political issues many public safety organizations have not yet requested this service. As a result, wireless carriers and wireless users may never exhibit sufficient demand for our mobile location services. Technical failures, time delays or the significant costs associated with developing or installing improved location technology could slow down or stop the deployment of our mobile location products. If deployment of improved location technology is delayed, stopped or never occurs, market acceptance of our products and services may be adversely affected.

      In addition, we will rely on third-party providers to manufacture and deploy devices that determine the precise geographic location of wireless users to comply with Phase II of the FCC mandate. The extent and timing of the deployment of our products and services is dependent both on public safety requests for such service and wireless carrier’s ability to certify the accuracy of and deploy the precise location technology. Because we will rely on third-party location technology instead of developing the technology ourselves, we have little or no influence over its improvement. If the technology never becomes precise enough to satisfy wireless users’ needs or the FCC’s requirements, we may not be able to increase or sustain demand for our products and services, if at all.

Our E9-1-1 business is dependent on state and local governments.

      Under the FCC’s mandate, a wireless carrier’s obligation to provide E9-1-1 services is required only if state and local governments request the service. As part of a state or local government’s decision to request E9-1-1, they have the authority to develop cost recovery mechanisms. However, cost recovery is no longer a condition to wireless carriers obligations to deploy the service. If state and local governments do not widely request that E9-1-1 services be provided or we become subject to significant pressures from wireless carriers with respect to pricing of E9-1-1 services, our E9-1-1 business would be significantly harmed and future growth of our business would be significantly reduced.

Because the industries which we serve are currently in a cycle of consolidation, some of the number of our customers may be reduced which could result in a loss of revenue for our business.

      The telecommunications industry generally is currently undergoing a consolidation phase. Many of our customers, specifically customers of our Wireless Carrier segment, have or may become the target of acquisitions. If the number of our customers is significantly reduced as a result of this consolidation trend, and the resulting companies do not utilize our product offerings, our financial condition and results of operations could be materially adversely affected.

Technology Risks

Because our software may contain defects or errors, our sales could decrease if these defects or errors adversely affect our reputation or delays shipments of our software.

      The software products that we develop are complex and must meet the stringent technical requirements of our customers. We must quickly develop new products and product enhancements to keep pace with the rapidly changing software and telecommunications markets in which we operate. Software as complex as ours is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Our software may not be error or defect free after delivery to customers, which could damage our reputation, cause revenue losses, result in the rejection of our software or services, divert development resources and increase service and warranty costs, each of which could have a serious harmful effect on us.

If we are unable to integrate our products with wireless carriers’ systems we may lose sales to competitors.

      Our Wireless Carrier and Enterprise segment products operate with wireless carriers’ systems, various wireless devices and in the case of our E9-1-1 offering, with mobile telephone switches. If we are unable to continue to design our software to operate with these systems and devices, we may lose sales to competitors. Mobile telephone switches and wireless devices can be manufactured according to many different standards and may have different variations within each standard. Combining our products with each type of switch or device requires a specialized interface and extensive testing. If, as a result of technology enhancements or upgrades to carrier systems, our products can no longer operate with such systems, we may no longer be able to sell our products. Further, even if we successfully redesign our products to operate with these systems, we may not gain market acceptance before our competitors.

Because our systems may be vulnerable to systems failures and security risks, we may incur significant costs to protect against the threat of these problems.

      We provide for the delivery of information and content to and from wireless devices in a prompt and timely manner. Any systems failure that causes a disruption in our ability to facilitate the transmission of information to these wireless devices could result in delays in end users receiving this information and cause us to lose customers. Our systems could experience such failures as a result of unauthorized access by hackers, computer viruses, hardware or software failures, power or telecommunications failures and other accidental or intentional actions which could disrupt our systems. We may incur significant costs to prevent such systems disruptions.

      In addition, increasingly our products will be used to create or transmit secure information and data to and from wireless devices. For example, our software can be used to create private address lists. To protect private information like this from security breaches, we may incur significant costs. Further, if a third party were able to misappropriate our proprietary information or disrupt our operations, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our business.

      Our wireless data services provided by our Enterprise segment are dependent on real-time, continuous feeds from Reuters and others. The ability of our subscribers to make securities trades, receive sales leads and receive critical business information requires timely and uninterrupted connections with our wireless network carriers. Any disruption from our satellite feeds or backup landline feeds could result in delays in our subscribers’ ability to receive information or execute trades. We cannot be sure that our systems will operate appropriately if we experience a hardware or software failure, intentional disruptions of service by third parties, an act of God or an act of war. A failure in our systems could cause delays in transmitting data, and as a result we may lose customers or face litigation that could involve material costs and distract management from operating our business.

If mobile equipment manufacturers do not overcome capacity, technology and equipment limitations, we may not be able to sell our products and services.

      The wireless technology currently in use by most wireless carriers has limited bandwidth, which restricts network capacity to deliver bandwidth-intensive applications like data services to a large number of users. Because of capacity limitations, wireless users may not be able to connect to their network when they wish to, and the connection is likely to be slow, especially when receiving data transmissions. Data services also may be more expensive than users are willing to pay. To overcome these obstacles, wireless equipment manufacturers will need to develop new technology, standards, equipment and devices that are capable of providing higher bandwidth services at lower cost. We cannot be sure that manufacturers will be able to develop technology and equipment that reliably delivers large quantities of data at a reasonable price. If more capacity is not added, a sufficient market for our products and services is not likely to develop or be sustained and sales of our products and services would decline and our business would suffer.

Because the market for most mobile content delivery and mobile location products is new, our future success is uncertain.

      The market for mobile content delivery and mobile location products and services is new and its potential is uncertain. In order to be successful, we need wireless network operators to launch and maintain mobile location services utilizing our products, and need corporate enterprises and individuals to purchase and use our mobile content delivery and mobile location products and services. We cannot be sure that wireless carriers or enterprises will accept our products or that a sufficient number of wireless users will ultimately utilize our products.

If wireless handsets pose health and safety risks, we may be subject to new regulations and demand for our products and services may decrease.

      Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and other medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our products and services.

If we are unable to protect our intellectual property rights or are sued by third parties for infringing upon intellectual property rights, we may incur substantial costs.

      Our success and competitive position depends in large part upon our ability to develop and maintain the proprietary aspects of our technology. We also rely on a combination of copyright, trademark, service mark, trade secret laws, confidentiality provisions and various other contractual provisions to protect our proprietary rights, but these legal means provide only limited protection. If we fail to protect our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. Similarly, third parties could claim that our future products or services infringe upon our intellectual property rights. Claims like these could require us to enter into costly royalty arrangements or cause us to lose the right to use critical technology.

      Our ability to protect our intellectual property rights is also subject to the terms of any future government contracts. We cannot assure you that the federal government will not demand greater intellectual property rights or restrict our ability to disseminate intellectual property. We are also a member of the Wireless Application Protocol Forum, Ltd. and have agreed to license some of our intellectual property to other members on fair and reasonable terms to the extent that the license is required to develop non-infringing products.

Risks Related to Our Capital Structure and Common Stock

A majority of our Class A common stock is beneficially owned by a small number of holders, and those holders could thereby transfer control of us to a third party without anyone else’s approval or prevent a third party from acquiring us.

      We have two classes of common stock: Class A common stock and Class B common stock. Holders of Class A common stock generally have the same rights as holders of Class B common stock, except that holders of Class A common stock have one vote per share while holders of Class B common stock have three votes per share. As of September 24, 2004, Maurice B. Tosé, our President, Chief Executive Officer and Chairman of the Board, beneficially owned 8,711,401 shares of our Class B common stock and 823,996 shares of our Class A common stock. Therefore, in the aggregate, Mr. Tosé beneficially owned shares representing approximately 50.45% of our total voting power, assuming no conversion or exercise of issued and outstanding convertible or exchangeable securities held by our other shareholders. Accordingly, on this basis, Mr. Tosé controls us through his ability to determine the outcome of elections of directors, amend our charter and by-laws and take other actions requiring stockholder action, including mergers, going private transactions and other extraordinary transactions. Mr. Tosé could, without seeking anyone else’s approval, transfer voting control of us to a third party. Such a transfer could have a material adverse effect on our stock price, and our business, operating results and financial condition. Mr. Tosé is also able to prevent a change of control regardless of whether holders of Class A common stock might benefit financially from such a transaction.

Our governing corporate documents contain certain anti-takeover provisions that could prevent a change of control that may be favorable to shareholders.

      We are a Maryland corporation. Anti-takeover provisions of Maryland law and provisions contained in our charter and by-laws could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to shareholders. These provisions include the following:

•	authorization of the board of directors to issue preferred stock;

•	prohibition of cumulative voting in the election of directors;

•	our classified board of directors;

•	limitation of the persons who may call special meetings of stockholders; and

•	prohibition on stockholders acting without a meeting other than through unanimous written consent;

•	supermajority voting requirement on various charter and by-law provisions;

•	establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

      These provisions could delay, deter or prevent a potential acquirer from attempting to obtain control of us, depriving you of an opportunity to receive a premium for your Class A common stock. These provisions could therefore materially adversely affect the market price of our Class A common stock.

Because this prospectus contains forward-looking statements, it may not prove to be accurate.

      This prospectus, including the documents we incorporate by reference, contains forward-looking statements and information relating to our company. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. We generally identify forward-looking statements using words like “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or other similar statements. We base these statements on our beliefs as well as assumptions we made using information currently available to us. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

      Statements in this prospectus that are forward-looking include, but are not limited to, the following: we expect to generate a significant portion of our total revenue from Verizon Wireless and various U.S. government agencies, our two largest customers as of December 31, 2003, for the foreseeable future; we expect the Enterprise segment’s existing largest customers in 2003 to carry on as customers of our Enterprise segment in 2004; we believe that our cash and cash equivalents, and the funds anticipated to be generated from operations will be sufficient to finance our operations for at least the next twelve months; we expect that we will compete primarily on the basis of price, time to market, functionality, quality and breadth of product and service offerings; we may acquire or make investments in other companies, services and technologies; and we expect that our recent acquisition of substantially all of the assets of the EMS business unit and any acquisitions, strategic alliances or investments we may pursue in the future will have a continuing, significant impact on our business, financial condition and operating results.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling shareholders of the shares of Class A common stock. We will pay all expenses of the registration and sale of the shares of Class A common stock, other than selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the selling shareholders. We have, however, agreed with the selling shareholders to pay up to $5,000 of the fees and expenses of their counsel. If the shares of Class A common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

SELLING SHAREHOLDERS

      The selling shareholders acquired the shares of Class A common stock being offered pursuant to this prospectus in the August 2004 Financing. This transaction was exempt from the registration requirements of the Securities Act of 1933, as amended. In satisfaction of our obligations under a registration rights agreement we entered into with the selling shareholders, this prospectus covers the resale of the shares of Class A common stock acquired by such holders in the August 2004 Financing. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which all the shares Class A common stock offered hereby are sold or are eligible to be sold pursuant to Rule 144(k) (or any successor rule thereto) under the Securities Act of 1933, as amended.

      The selling shareholders hold certain of our securities that we issued in a private placement which was consummated on January 13, 2004 to fund a portion of the consideration for our purchase of the EMS business unit:

•	We issued $15 million of 3% Subordinated Convertible Debentures with a balloon 5-year maturity to Riverview Group LLC (“Riverview”). In connection with the private placement described above under “Summary — Recent Developments” which was consummated on August 31, 2004, we amended the terms of this debenture to require that Riverview convert the entire principal amount of the debenture on or before December 31, 2004 at the conversion price of $5.01581. The amendment to the debenture also removed all of the restrictive covenants in the debenture. The terms of the debenture prohibit the issuance of shares of our Class A common stock with respect thereto in the event that such issuance would cause Riverview to beneficially own in excess of 9.99% of the number of shares of our Class A common stock outstanding immediately after giving effect to such issuance (the “Stock Cap”); and

•	We issued warrants to purchase an aggregate of 341,072 shares of our Class A common stock to Riverview, 033 Growth Partners, I, L.P. (“033 Growth I”), 033 Growth Partners II, L.P. (“033 Growth II”), 033 Growth International Fund, Ltd. (“033 International”) and Oyster Pond Partners, L.P. (“Oyster Pond,” and together with 033 Growth I, 033 Growth II and 033 International, the “Funds”) The warrants expire on January 13, 2007 and have an exercise price of $6.50. The terms of the warrants provide for the same Stock Cap included in the debenture with respect to the warrant holders. Each of these transactions was exempt from the registration requirements of the Securities Act of 1933, as amended.

      Under the terms of the convertible debentures and the warrants, a selling shareholder may not convert the convertible debentures, or exercise the warrants, to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of Class A common stock following such conversion or exercise, excluding for purposes of such determination shares of Class A common stock issuable upon conversion of the convertible debentures which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

      Except for the ownership of the Class A common stock, the convertible debentures and the warrants issued by us in a private placement in January 2004, the selling shareholders have not had any position, office or material relationship with us within the past three years.

      The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of Class A common stock by each of the selling shareholders. The second column lists the number of shares of Class A common stock beneficially owned by each selling shareholder, based on its ownership of Class A common stock, convertible debentures and warrants, as of September 24, 2004, assuming conversion of all convertible debentures and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of Class A common stock being offered by this prospectus by the selling shareholders.

      Because the selling shareholders may sell all, some or none of the shares of Class A common stock beneficially owned by them, we cannot estimate the number of shares of Class A common stock that will be beneficially owned by the selling shareholders after this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information, all or a portion of the shares of Class A common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. See “Plan of Distribution.”

      Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable.

      Information concerning the selling shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

Maximum
		Number of	Number of
	Number of	Shares to be	Shares
	Shares Owned	Sold Pursuant	Owned
	Prior to	to this	After the
Name of Selling Shareholder	Offering(1)	Prospectus	Offering(3)

Riverview Group LLC(2)	4,458,674	2,000,000	0

033 Asset Management LLC(4)	3,120,000	500,000	267,661

(1)	The amounts set forth in this column do not reflect the ownership limitations in the debenture and the warrants held by the selling shareholders and as discussed above.

(2)	The sole member of Riverview is Millennium Holding Group, L.P. (“Holding”). Millennium Management LLC (“Millennium Management”) is the general partner of Holding and consequently has voting control and investment discretion over securities held by Holding and by Riverview. Israel A. Englander is the sole managing member of Millennium Management. To the extent permissible pursuant to applicable laws, each of Holding, Millennium Management and Mr. Englander disclaims any beneficial ownership of the shares owned by Riverview. The information in this table with respect to Riverview, Holding, Millenium Management and Mr. Englander is based on information filed by Riverview, Holding, Millenium Management and Mr. Englander on a Schedule 13G filed with the SEC on January 6, 2004 and as otherwise provided by them.

(3)	The share amounts in this column assume that the selling shareholders sell all of the shares of our Class A common stock held by them offered pursuant to: (a) this prospectus and (b) the prospectus that is part of our registration statement on Form S-3 (No. 333-112759).

(4)	033 Asset Management, LLC (“033 Asset Management”) is the Investment Manager for 033 Growth I; 033 Growth II; Oyster Pond and 033 International and consequently has voting control and investment discretion over securities held by them. Lawrence C. Longo, Jr. has sole voting power and Michael T. Vigo has sole dispositive power with respect to all the shares. To the extent permissable pursuant to applicable laws, each of 033 Asset Management, Lawrence C. Longo, Jr. and Michael T. Vigo disclaim beneficial ownership of shares held by any of the Funds. The information in this table relating to 033 Asset Management and the Funds is based on information filed by 033 Asset Management on a Schedule 13D/ A filed with the SEC on September 28, 2004 and other information provided by them.

PLAN OF DISTRIBUTION

      We are registering the shares of Class A common stock issued to the selling shareholders to permit the resale of these shares of Class A common stock by the holders of the Class A common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of Class A common stock. We will pay all expenses of the registration and sale of the shares of Class A common stock, other than selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the selling shareholders. We have, however, agreed with the selling shareholders to pay up to $5,000 of the fees and expenses of their counsel. If the shares of Class A common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The selling shareholders may sell all or a portion of the shares of Class A common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

      If the selling shareholders effect such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Class A common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of Class A common stock short and deliver shares of Class A common stock covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge shares of Class A common stock to broker-dealers that in turn may sell such shares.

      None of the selling shareholders have advised us of any specific plans for the distribution of the shares of Class A common stock covered by this prospectus. When and if we are notified by any of the selling shareholders that any material arrangement has been entered into with a broker dealer or underwriter for the sale of a material portion of the shares of Class A common stock covered by this prospectus, a prospectus supplement or post-effective amendment to the registration statement will be filed setting forth:

•	the name of the participating broker-dealer(s) or underwriters;

•	the number of securities involved;

•	the price or prices at which such securities were sold by the selling shareholders;

•	the commissions paid or discounts or concessions allowed by the selling shareholders to such broker-dealers or underwriters; and

•	other material information.

      The selling shareholders may pledge or grant a security interest in some or all of shares of Class A common stock owned by them. If they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling shareholders and any broker-dealer participating in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. At the time a particular offering of the shares of Class A common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

      Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      There can be no assurance that any selling shareholder will sell any or all of the shares of Class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.

      The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

      We will pay all expenses, other than selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the selling shareholders, of the registration of the shares of Class A common stock pursuant to the registration rights agreement, estimated to be $5,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. We have, however, agreed with the selling shareholders to pay up to $5,000 of the fees and expenses of their counsel, which reimbursement is included in the previously mentioned amount. If the shares of Class A common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act of 1933, as amended, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

      Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

      The validity of the shares of Class A common stock offered under this prospectus will be passed upon for us by Piper Rudnick LLP, Baltimore, Maryland.

EXPERTS

      Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Current Report on Form 8-K dated December 8, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      The consolidated financial statements of Enterprise Mobility Solutions (A Division of Aether Systems, Inc.) as of December 31, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003, incorporated by reference herein and in the registration statement have been audited by KPMG LLP, independent auditors, as set forth in their report thereon incorporated by reference herein which, as to the year 2001 is based in part on the report of Ernst & Young LLP, independent registered public accounting firm. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing. The audit report refers to a change in the method of accounting for intangible assets with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” in 2002.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC under the Securities Act of 1933, as amended, a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. The Exchange Act file number for our SEC filings is 0-30821. You may read and copy the registration statement and any other document we file at the SEC’s public reference room located at:

Judiciary Plaza 450 Fifth Street, N.W. Rm. 1024 Washington, D.C. 20549

      You may obtain information on the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC and these filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our shares of Class A common stock are listed on The Nasdaq National Market under the symbol “TSYS.” You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1 on Form 10-K/ A and Amendment No. 2 on Form 10-K/ A.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as amended by our Form 10-Q/A filed on December 8, 2004.

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as amended by our Form 10-Q/A filed on December 8, 2004.

•	Our Current Report on Form 8-K filed on December 23, 2003.

•	Our Current Report on Form 8-K filed on January 23, 2004, as amended by our Form 8-K/ A filed on March 29, 2004 and by our Form 8-K/A filed on November 16, 2004.

•	Our Current Report on Form 8-K filed on December 8, 2004.

•	The description of our Class A common stock which is contained in the Company’s registration statement on Form S-1 (SEC File No. 333-35522) filed on August 8, 2000.

      We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. You may request a copy of these filings, by writing or telephoning us at the following:

TeleCommunication Systems, Inc.

275 West Street
Annapolis, Maryland 21401
Attention: Thomas M. Brandt, Jr.
(410) 263-7617

      You may also request a copy of these documents by sending an email to Thomas M. Brandt, Jr., our Chief Financial Officer, at brandtt@telecomsys.com

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by TeleCommunication Systems, Inc. All of the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$1,062

Printing fee	5,000

Accounting fees and expenses	10,000

Legal fees and expenses	85,000

Miscellaneous	3,938

Total	$105,000

Item 15.	Indemnification of Directors and Officers.

      Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 2-418, including circumstances in which indemnification is otherwise discretionary. Section 2-418 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. Accordingly, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

      We are a defendant in litigation filed against us relating to our initial public offering. Our officers and directors may seek indemnification from us in connection with this lawsuit. We are not aware of any other litigation or threatened litigation that may result in claims for indemnification by any officer or director.

      We have entered into an Indemnification Agreement with each of our directors and officers. Pursuant to such agreements, we will be obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred.

Item 16.	Exhibits.

Number		Description

3	.1*	Amended and Restated Articles of Incorporation
3	.2*	Amended and Restated Bylaws
4	**	Specimen of certificate of Class A common stock
5		Opinion of Piper Rudnick LLP (filed previously)
23.1		Consent of Ernst & Young LLP (Baltimore, Maryland)
23.2		Consent of Ernst & Young LLP (London, England)
23.3		Consent of KPMG LLP
23.4		Consent of Piper Rudnick LLP (included in Exhibit 5 filed previously)
24		Power of Attorney (filed previously)

*	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 3, 2004.

**	Incorporated by reference from the Company’s registration statement on Form S-1 (SEC File No. 333-35522) filed on August 8, 2000.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

      (4) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on December 8, 2004.

TELECOMMUNICATION SYSTEMS, INC.

By:	/s/ THOMAS M. BRANDT, JR.

Thomas M. Brandt, Jr.
Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures		Title	Date

/s/ MAURICE B. TOSÉ* Maurice B. Tosé		President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 8, 2004

/s/ THOMAS M. BRANDT, JR. Thomas M. Brandt, Jr.		Chief Financial Officer and Senior Vice President (Principal Financial Officer)	December 8, 2004

/s/ CLYDE A. HEINTZELMAN* Clyde A. Heintzelman		Director	December 8, 2004

/s/ RICHARD A. KOZAK* Richard A. Kozak		Director	December 8, 2004

/s/ WELDON H. LATHAM* Weldon H. Latham		Director	December 8, 2004

/s/ BYRON F. MARCHANT* Byron F. Marchant		Director	December 8, 2004

*By	/s/ THOMAS M. BRANDT, JR. Thomas M. Brandt, Jr. as attorney-in-fact

EXHIBIT INDEX

Number		Description

3	.1*	Amended and Restated Articles of Incorporation
3	.2*	Amended and Restated Bylaws
4	**	Specimen of certificate of Class A common stock
5		Opinion of Piper Rudnick LLP (filed previously)
23.1		Consent of Ernst & Young LLP (Baltimore, Maryland)
23.2		Consent of Ernst & Young LLP (London, England)
23.3		Consent of KPMG LLP
23.4		Consent of Piper Rudnick LLP (included in Exhibit 5 filed previously)
24		Power of Attorney (contained on signature page)

*	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 3, 2004.

**	Incorporated by reference from the Company’s registration statement on Form S-1 (SEC File No. 333-35522) filed on August 8, 2000.